EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

NUEVO FINANCIAL CENTER, INC.

We hereby consent to the inclusion in this Registration Statement on Form SB-2/A for NUEVO FINANCIAL CENTER, INC., Registration Number 333-130722 (formally Millennium Capital Venture Holdings, Inc.) of our and the related Prospectus of our report dated July 1, 2006, including the Balance Sheet and related Statement of Operations, Statement of Shareholder's Equity and Statement of Cash Flows for the year ended December 31, 2005, and Footnotes to the Financial Statements which appear in this Registration Statement. We also consent to the reference to us under the caption "Experts" in such Registration Statement.


/s/ Jewett Schwartz Wolfe & Associates

CERTIFIED PUBLIC ACCOUNTANTS

Jewett Schwartz Wolfe & Associates
Hollywood, Florida

February 9, 2007